EXHIBIT 23(a)
HAM
LANGSTON &
BREZINA, L.L.P.
Certified Public Accountants

Consent of Independent Accountants
We consent to the inclusion in this registration statement on Form SB-2 of our report, dated March 20, 2002, on our audits of the financial statements of VirTra Systems, Inc. for the years ended December 31, 2001 and 2000. We also consent to the reference to our firm under the caption "Experts".
/s/ Ham, Langston &Brezina, LLP
Houston, Texas
August 12, 2002